EXHIBIT 21.1

List of Subsidiaries of Life Nutrition Products, Inc.

Direct and indirect wholly-owned subsidiaries:

Almonds Kisses Limited, a British Virgin Islands company

ADGS Advisory Limited, a Hong Kong corporation

Vantage Advisory Limited, a Hong Kong corporation